Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.22;

SALES UP 13 PERCENT

Earnings More than Triple Over Prior Year

As improved Merchandise and Marketing Help Drive Growth

SAN FRANCISCO—August 21, 2003—Gap Inc. (NYSE: GPS) today reported that earnings for the second quarter, which ended August 2, 2003, rose more than three times over last year to $209 million, driven by double-digit percentage increases in sales and gross profit. Summer marketing helped strengthen customer traffic, particularly at Gap and Old Navy, while better product assortments and inventory management resulted in more merchandise being sold at slightly better margins than during the same period last year, the company said.

On a diluted basis, earnings per share for the second quarter were $0.22, compared with $0.06 per share for the same period last year. Net income was $209 million, compared with $57 million for the same period last year. The company has reported four consecutive quarters of earnings growth.

Second quarter net sales increased 13 percent to $3.7 billion, compared with $3.3 billion for the same period last year. Comparable store sales were up 10 percent, compared with a prior year decrease of 7 percent.

“We’re very pleased with our momentum and the increased customer acceptance of our merchandise and marketing—our strategies are clearly gaining traction,” said Gap Inc. President and CEO Paul Pressler. “With each quarter, our product assortments are stronger, our consumer messages are more targeted, our customer service focus is sharper and our operations are more disciplined and efficient. Our teams are doing an exceptional job.”

Store Sales Results By Division

The company’s second quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 9 percent versus negative 13 percent last year

•	Gap International: positive 13 percent versus negative 12 percent last year

•	Banana Republic: positive 5 percent versus negative 5 percent last year

•	Old Navy: positive 11 percent versus negative 1 percent last year

Net sales for the second quarter in each division were as follows:

•	Gap U.S.: $1.2 billion versus $1.1 billion last year

•	Gap International: $468 million versus $374 million last year

•	Banana Republic: $497 million versus $465 million last year

•	Old Navy: $1.5 billion versus $1.3 billion last year

Year-to-Date Sales Results

Year-to-date sales of $7.0 billion for the 26 weeks ended August 2, 2003, represent an increase of 14 percent over sales of $6.2 billion for the same period last year. The company’s year-to-date comparable store sales increased 11 percent compared with a decrease of 12 percent in the prior year.

Real Estate Outlook

For the second quarter, Gap Inc. decreased net square footage by 1 percent from the same period last year. The company reiterated its guidance for 2003 of an expected 2 percent decline in square footage for the full fiscal year.

Gap brand stores are reported based on concepts and locations. Any Gap Adult, GapKids, babyGap or GapBody that meets a certain square footage threshold has been counted as a store concept, even when residing within a single physical location that may have other concepts. The following table represents the number of store concepts and the number of locations.

	August 2, 2003			August 3, 2002
	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)
Gap U.S.	2,284	1,438	13.0	2,323	1,484	13.3
Gap International	664	375	3.6	656	373	3.6
Banana Republic	440	440	3.7	440	440	3.7
Old Navy	842	842	16.8	842	842	16.8

Total	4,230	3,095	37.1	4,261	3,139	37.4

Webcast and Conference Call Information

Sabrina Simmons, senior vice president, Treasury and Investor Relations, will host a summary of Gap Inc.’s second quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. president and chief executive officer, Byron Pollitt, executive vice president and chief financial officer, and Jenny Ming, president of Old Navy, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

Investor Relations:	Media Relations:
Evan Price	Claudia Hawkins
(415) 427-2161	(415) 427-2563

Forward-Looking Statements

The information made available on this press release, conference call and webcast contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on (800) GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended				Twenty-six Weeks Ended
(In thousands except share and per share amounts)	August 2, 2003	% to Sales	August 3, 2002	% to Sales	August 2, 2003	% to Sales	August 3, 2002	% to Sales
Net sales	$3,685,299	100.0%	$3,268,309	100.0%	$7,038,070	100.0%	$6,159,149	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,359,588	64.0	2,177,774	66.6	4,435,107	63.0	4,189,536	68.0
Operating expenses	929,985	25.2	922,080	28.2	1,818,502	25.8	1,688,497	27.4
Interest expense	61,849	1.7	66,964	2.0	128,290	1.8	115,081	1.9
Interest income	(9,249)	(0.3)	(9,843)	(0.3)	(18,876)	(0.3)	(17,216)	(0.3)

Earnings before income taxes	343,126	9.3	111,334	3.4	675,047	9.6	183,251	3.0
Income taxes	133,819	3.6	54,554	1.7	263,268	3.7	89,793	1.5

Net earnings	$209,307	5.7	$56,780	1.7	$411,779	5.9	$93,458	1.5

Weighted-average number of shares—basic	891,701,717		869,518,765		890,257,859		868,102,226
Weighted-average number of shares—diluted	987,514,041		876,609,916		983,614,652		875,306,720

Earnings per share—basic	$0.23		$0.07		$0.46		$0.11
Earnings per share—diluted	0.22		0.06		0.44		0.11

Number of store concepts open at end of period					4,230		4,261
Number of store locations open at end of period					3,095		3,139
Total square footage at end of period					37,132,281		37,377,352

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	August 2, 2003	August 3, 2002
ASSETS
Current Assets
Cash and equivalents	$1,908,413	$2,386,829
Restricted cash (a)	1,236,000	—

Total Cash and Equivalents and Restricted Cash	3,144,413	2,386,829
Merchandise inventory	2,273,645	2,087,485
Other current assets	315,277	342,658

Total Current Assets	5,733,335	4,816,972
Property and equipment, net	3,510,478	4,007,674
Other assets	427,625	406,727

Total Assets	$9,671,438	$9,231,373

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$—	$500,000
Accounts payable	1,174,406	1,115,845
Accrued expenses and other current liabilities	822,931	848,640
Income taxes payable	76,580	137,471

Total Current Liabilities	2,073,917	2,601,956
Long-Term Liabilities
Long-term debt	1,528,577	1,493,132
Senior convertible notes	1,380,000	1,380,000
Lease incentives and other liabilities	581,900	592,660

Total Long-Term Liabilities	3,490,477	3,465,792
Shareholders’ Equity	4,107,044	3,163,625

Total Liabilities and Shareholders’ Equity	$9,671,438	$9,231,373

(a)	Represents the restriction of cash that backs our letter of credit agreements.

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
(In thousands)	August 2, 2003	August 3, 2002
Cash Flows from Operating Activities:
Net earnings	$411,779	$93,458
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, expense amortization and amortization of lease incentives	343,829	350,849
Loss on disposal and other non-cash items affecting net earnings	12,677	11,471
Tax benefit from exercise of stock options and vesting of restricted stock	11,168	7,858
Deferred income taxes	(28,750)	—
Changes in operating assets and liabilities:
Merchandise inventory	(219,088)	(306,930)
Other assets	(39,719)	6,963
Accounts payable	13,756	(86,890)
Accrued expenses and other liabilities	(46,552)	50,597
Income taxes payable	(115,809)	52,951
Lease incentives and other liabilities	2,577	29,626

Net cash provided by operating activities	345,868	209,953

Cash Flows from Investing Activities:
Purchase of property and equipment	(110,295)	(184,452)
Proceeds from sale of property and equipment	1,406	—
Net increase in other assets	2,393	1,638

Net cash used for investing activities	(106,496)	(182,814)

Cash Flows from Financing Activities:
Decrease in notes payable	—	(41,942)
Proceeds from issuance of long-term debt	—	1,345,500
Payments of long-term debt	(500,000)	—
Restricted cash (a)	(1,236,000)	—
Issuance of common stock	53,721	43,330
Cash dividends paid	(39,595)	(38,533)

Net cash (used for) provided by financing activities	(1,721,874)	1,308,355

Effect of exchange rate fluctuations on cash	2,401	15,586

Net (decrease) increase in cash and equivalents	(1,480,101)	1,351,080
Cash and equivalents at beginning of period	3,388,514	1,035,749

Cash and equivalents at end of period	$1,908,413	$2,386,829

(a)	Represents the restriction of cash that backs our letter of credit agreements.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF CASH FLOWS BEFORE FINANCING ACTIVITIES TO GAAP FINANCIAL MEASURES

(In thousands)	Twenty-Six Weeks Ended August 2, 2003	Thirteen Weeks Ended May 3, 2003	Thirteen Weeks Ended (c) August 2, 2003
Net cash provided by (used for) operating activities	$345,868	$(29,375)	$375,243
Net cash used for investing activities	(106,496)	(48,889)	(57,607)
Net cash used for financing activities (b)	(1,721,874)	(495,425)	(1,226,449)
Effect of exchange rate fluctuations on cash	2,401	3,046	(645)

Net decrease in cash and equivalents	(1,480,101)	(570,643)	(909,458)
Less: Net cash used for financing activities (b)	1,721,874	495,425	1,226,449

Cash flows before financing activities (a)	$241,773	$(75,218)	$316,991

(In thousands)	Twenty-Six Weeks Ended August 3, 2002	Thirteen Weeks Ended May 4, 2002	Thirteen Weeks Ended (d) August 3, 2002
Net cash provided by operating activities	$209,953	$73,387	$136,566
Net cash used for investing activities	(182,814)	(97,202)	(85,612)
Net cash provided by financing activities	1,308,355	1,300,961	7,394
Effect of exchange rate fluctuations on cash	15,586	6,296	9,290

Net increase in cash and equivalents	1,351,080	1,283,442	67,638
Less: Net cash provided by financing activities	(1,308,355)	(1,300,961)	(7,394)

Cash flows before financing activities (a)	$42,725	$(17,519)	$60,244

(a) We believe cash flows before financing activities is an important metric, as it represents a measure of cash flow available to debtholders and shareholders. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.

(b) For the twenty-six weeks and thirteen weeks ended August 2, 2003, net cash used for financing activities includes the restriction of $1.2 billion cash that backs our letter of credit agreements. This restricted cash is separately presented on our balance sheet under the caption restricted cash.

(c) Amounts for the thirteen weeks ended August 2, 2003, were calculated by subtracting the thirteen weeks ended May 3, 2003, as presented in our first quarter Condensed Consolidated Statements of Cash Flows, from the twenty-six weeks ended August 2, 2003, as presented in our second quarter Condensed Consolidated Statements of Cash Flows.

(d) Amounts for the thirteen weeks ended August 3, 2002, were calculated by subtracting the thirteen weeks ended May 4, 2002, as presented in our first quarter Condensed Consolidated Statements of Cash Flows, from the twenty-six weeks ended August 3, 2002, as presented in our second quarter Condensed Consolidated Statements of Cash Flows.